PROMISSORY NOTE

US$25,000	October 25, 2012

FOR VALUE RECEIVED, the undersigned, Innolog Holdings Corporation, a Nevada Corporation, and Innovative Logistics Techniques, Inc., a Virginia corporation (“Innolog”), with principal executive offices are located at 4000 Legato Road, Suite 830, Fairfax, Virginia 22033, telephone number is (703) 766-1412, fax number is (703) 766-1425 (together, the “Maker”), promises to pay to Erich Winkler at such place as the Payee may later designate in writing, in lawful money of the United States, the principal sum of TWENTY-FIVE THOUSAND United States dollars ($25,000) (the “Principal Amount” as further defined herein) in accordance with this secured promissory note (the “Note”) under the terms set forth herein.

1.    Principal Amount:

The Principal Amount is TWENTY-FIVE THOUSAND thousand dollars and 00/100 ($25,000) (“Principal Amount”).

2.    Maturity Date/Pre-payment:

The maturity date (“Maturity Date”) is November 25, 2012. The Maker shall have the right to prepay at any time and from time to time, in advance of the Maturity Date, without premium or penalty (but the entire Fee shall be due and payable), all or part of the then outstanding Principal Amount and other amounts due and owing. Each payment shall be applied first to the principal balance due. The Maturity Date may be extended with the approval of all parties.

3.    Rate of Interest/Fee:

Maker shall pay to Payee simple interest at the rate of ten percent (10%) per annum due and payable on the Maturity Date.

4.    Additional Compensation:

Maker shall issue to Payee or Payee’s designee Warrants in a number equal to the Principal Amount, convertible into common stock of Innolog Holdings Corporation, a Nevada corporation, at an exercise price of $0.07 per share for five years from the date hereof, with such other terms that are substantially the same as other similar warrants.

5.    Late Fee:

If this Note is not paid in full within three (3) business days of the Maturity Date, a one time late fee (“Late Fee”) of ten percent (10%) of the principal amount outstanding hereunder shall be due and owing.

6.    Security Interest/Subordination

Maker shall grant to Payee and the holders of the other similar notes a joint and several security interest in the following specific monthly accounts receivable of Maker or Innolog: DFAS-IN/BVD/IN, Prime # W91WAW-09-C-0173 Contract Name: ODCSLOG; Account Number 5030-116 referred to by Maker as the “Army Receivable” and the proceeds therefrom (the “Collateral”). Payee recognizes that such Collateral may have been pledged to other lenders. Payee is an officer, director or insider of Maker and acknowledges that as such the repayment of this Note may be subordinate to the repayment or payment to other creditors of Maker, including other secured creditors with interests in the Collateral. Furthermore, Payee understands and agrees that such Collateral may have been pledged or may be pledged in the future to one or more non- officer, director or insider parties and hereby agrees that they shall have a prior claim in such Collateral and shall promptly execute and delivery any subordination, release or other agreements or instruments as may be requested by any such secured party from time to time.

7.  Events of Default

The following shall constitute Events of Default hereunder:

(a)          If Maker defaults in the payment of any amount due on this Note when due; and

(b)          If Maker shall (i) make a general assignment for the benefit of creditors, or (ii) apply for or consent to the appointment of a receiver, trustee or liquidator for itself or all or a substantial part of its assets, or (iii) be adjudicated a bankrupt or insolvent, or (iv) file a voluntary petition in bankruptcy or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether Federal or state) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether Federal or state) relating to relief of debtors, or (v) suffer or permit to continue unstayed and in effect for sixty (60) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves an involuntary petition seeking reorganization of Maker, or appoints, pursuant to such a petition, a receiver, trustee or liquidator for it or all or a substantial part of its assets.

8.  Remedies

(a)          Upon the happening of an Event of Default, Payee may, in Payee's sole and absolute discretion and without notice or demand to Maker, declare the entire amount of principal and interest thereon remaining outstanding hereunder immediately due and payable, whereupon, the same shall forthwith become and be due and payable without any presentment, demand or notice of any kind, all of which are expressly waived by Maker.

(b)          If an Event of Default shall occur, the Maker shall pay the Payee, on demand by the Payee, all reasonable costs and expenses incurred by the Payee in connection with the collection and enforcement of this Note, including attorneys fees.

(c)          Upon an event of default, all amounts outstanding shall bear interest at the default interest rate of eighteen percent 18% per annum until paid in full, which shall be in addition to any Late Fee owed.

9.  Miscellaneous

(a)          This Note shall be deemed to be made and entered into under the laws of the Commonwealth of Virginia and for all purposes shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia, but not with respect to the law of conflicts.

(b)          This Note shall be binding upon Maker and Maker's successors and assigns and shall inure to the benefit of Payee and Payee's successors and assigns; and each reference herein to Maker or to Payee shall, except where the context shall otherwise require, be deemed to include its respective successors and assigns. Notwithstanding the foregoing, Maker shall not have any right to assign his obligations hereunder without Payee's prior written consent and Payee may not assign its interests hereunder without Maker’s prior written consent.

(c)          Any failure by Payee to exercise any right or remedy hereunder shall not constitute a waiver of the right to exercise the same or any other right or remedy at any subsequent time, and no single or partial exercise of any right or remedy shall preclude other or further exercise of the same or any other right or remedy.

(d)          None of the terms and provisions hereof may be waived, altered, modified, or amended except by an agreement in writing signed by Maker and Payee.

IN WITNESS WHEREOF, intending to be legally bound, Maker and Payee caused this Promissory Note to be executed as of the day and year first above written by its duly authorized and empowered officer or representative.

Innolog Holdings Corporation		Payee

By:
	William Danielczyk, Chairman, or	Erich Winkler
Eric Wagner, CFO

Innovative Logistics, Techniques, Inc.

By:
Richard Stewart, President

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